Exhibit 10.1

Lease Agreement

Party A: Xi’An Jiadeli Fine Petrochemical Co., Ltd.

Party B: Xianning Xiangtian Energy Holding Group Co., Ltd.

Signed At: Xianning City, Hubei Province

Party A and party B, on the principle of equality, fairness and justice, and in accordance with relevant national laws and regulations, hereby enter into the following agreements on Party B's usage of Party A's production site, equipment, facilities and office equipments located at NO. 30 Jingwei Sixth Road, Jinghe Industrial Park for production.

1. Term of Agreement

The term of the agreement is three years from November 1, 2018 to October 31, 2021.

2. Fees and payment terms

a. The rental fee agreed by both parties is RMB 4 million per year. Party B shall pay on an annual basis by wire transfer, and Party A shall issue a special VAT invoice to party B upon the receipt of payment.

b. After signing of this agreement, Party B shall pay RMB 500,000 to Party A as security deposit. Upon the termination of this agreement, if there is no accident of safety and environmental protection or liability for breach of contract, Party A shall return the deposit.

3. Placement of Current Staff

Party A will determine whether or not to retain some of existing employees of Party based on its production needs, and the others shall be arranged by Party A without any legal relationship with Party B.

4. Responsibilities and Obligations of Party A

a. During the lease term, Party A shall timely cooperate with Party B to coordinate and communicate with the government and relevant professional organizations, while not affect Party B's production. The expenses incurred shall be borne by Party A (except those caused by Party B). If Party B discontinues production for more than one month due to various reasons attributable to Party A, the term of this agreement shall be automatically extended, during which party a shall not charge any additional fees.

1

b. Prior to the execution of this agreement, Party A shall properly handle matters with other partners so as not to affect the implementation of the agreement. Party A shall be responsible for handling disputes arising from the debt of the workshop land and other issues.

c. Party A shall bear the expenses for lightning protection and electric test of the business license and production license issued in the name of Party A.

d. When the agreement comes into effect, Party A shall meet party b's entry conditions and normal production requirements within one month.

e. Responsible for daily safety and environmental protection supervision, and ensure that all production and business activities of Party B comply with national laws and regulations.

f. Issue VAT invoice to Party b in full and on time.

5. Responsibilities and Obligations of Party B

a. Responsible for the daily maintenance of all living, production, operation related equipment and facilities within the term of the agreement, and obligated to pay back the expenses involved.

b. During the term of the agreement, party b shall abide by the laws and regulations of the state, be responsible for handling all kinds of safety and environmental accidents occurred during the production and operation period, besides, shall bear all costs caused by third party injury.

c. Responsible for the operating expenses during the term of the agreement, such as for water, electricity and land usage.

d. During the term of this agreement, Party b shall not change the layout of living establishment in the factory without authorization. In case of production needs, party b shall negotiate with Party A. Party B shall not provide any production and living facilities owned by Party A to a third party.

e. During the term of this agreement, party b shall not produce products outside the business scope of Party A or prohibited in the Country.

f. Pay the rental fee to Party A in full and on time.

6. Safety and Environmental Protection Requirements

a. Within the term of this agreement, Party B shall, in accordance with the requirements of relevant national laws and regulations, be responsible for the safety of production and operation. In addtion to assigning dedicated personnel to take charge of daily safety, Party B shall get each and every operator trained and certified, and safety management personnel shall have the corresponding qualifications, which shall be submitted to Party A for filing.

b. Party B's production and operation shall meet the requirements of relevant national laws and regulations.

c. In case of any potential safety and environmental protection hazard raised by relevant government agencies, Party B shall make rectification seriously and bear relevant expenses.

d. During the term of this agreement, party b shall properly maintain all of safety and environmental protection facilities and equipments and bear related costs. In case of there are national requirements issued newly for safety and environmental protection, Party B shall prepare its personnel and facilities in time to ensure production safely and environmental friendly.

e. Party B shall keep original records of safety and environmental protection as required by relevant government departments and Party A.

f. During the period of the agreement, should the Government requires additional equipment or/or personnel to ensure production safety and environmental protection, Party B shall bear all expenses incurred.

g. The property right of the fixed assets added by Party B to the site due to production needs or requirements of relevant national standards shall belong to Party B. Upon termination of this agreement, either Party A purchase the additions at residual value after depreciation, or Party B shall dismantle all the additions and restore the original condition of the site within one month.

2

7. Special Agreement

a. Party B undertakes to start the merger and acquisition process within three months after settling in.

b. After the commencement of the merger and acquisition procedure, in case of M&A agreement cannot be reached due to price or payment terms, the rent will increase by 10% annually from the second year of this agreement.

8. Other Provisions

a. Party A shall not be liable for breach of contract if Party A fails to perform this agreement due to the modification of relevant laws and regulations.

2. Party A shall not be liable for failure to implement the agreement due to serious natural disasters, wars or other unforeseen and force majeure factors.

9. Commencement

This agreement shall come into force on the date when both parties sign or seal this agreement and confirm that the rental fee for the first year has been paid to the account designated by Party A.

10. Termination

a. If either party violates the terms and conditions of this agreement, the other party shall have the right to terminate it.

b. During the term of the agreement, no party may unilaterally propose to terminate the agreement.

c. Upon termination of this agreement, party b's stock of raw materials and products shall be properly disposed of within one month without affecting party a's operation. If Party B fails to do timely, Party A shall have the right to dispose of such raw materials and products by itself at will.

11. Liability for Breach

In event of breach of this agreement, the breaching party shall indemnify the non-breaching party for all losses, including all expenses arising from claims, lawsuits, etc., and pay the non-breaching party liquidated damages of RMB 1 million.

12. Dispute Resolution

a. All disputes in connection with this agreement or the execution thereof shall be settled friendly through negotiation.

b. If negotiation fails, a lawsuit may be filed with the people's court at the place where the agreement is executed.

13. During the execution of this agreement, the supplementary agreement signed by both parties shall have the same legal force as this agreement.

14. This agreement is made in quadruplicate, with each party holding two copies.

3

Party A: [Xi’An Jiadeli Fine Petrochemical Co., Ltd. Corporate Seal Affixed Herein]	Party B: [Xianning Xiangtian Energy Holding Group Co., Ltd.Corporate Seal Affixed Herein]
/s/ Jianning He	/s/ Zhou Deng Hua

Date: October 17, 2018	Date: October 17, 2018

4